Exhibit 3.1

Car King (Tianjin) Used Car Trading Co., Ltd.
Articles of Association

Chapter I  General Provisions
Article 1 The Limited Liability Company is jointly funded and established by Car King (China) Used Car Trading Co., Ltd. and Tianjin Zhonghe Automobile Sales Service Co., Ltd. in accordance with the company Law of the People's Republic of China (hereinafter referred to as the “Company Law”). Both parties have jointly developed the articles of association of the company.
Article 2 If any article of the articles of association are inconsistent with the provisions of laws regulations, and rules, the provisions of laws, regulations, and rules shall prevail.

Chapter II  Name and Address
Article 3 Name of the company: Car King (Tianjin) Used Car Trading Co., Ltd. (hereinafter referred to as the “company”)
Article 4 Address of the company: Room A078, Floor 2, No. 3 Building, CITIC Logistics Technology Park, No.249 Huang Hai Road, Tianjin Development Zone

Chapter III  Business Scope
Article 5 Business scope of the company:
Acquisition and sales of used cars (excluding new cars); business information consulting; car-related agency services; sales of auto parts, accessories, and decorations; sales of hardware electric products, instrumentation, electrical and mechanical equipment, and plastic products; exhibition and display services; warehousing services.
(The business scope of the company as verified and approved by the registration authority shall be final.)

Chapter IV  Registered Capital
Article 6 Registered capital of the company: 20 million yuan

Chapter V Names of Shareholders, Forms, Amounts and Date of Capital Contributions
Article 7 The company shall be established by 2 shareholders that have made capital contributions. The names of shareholders, forms, amounts and date of capital contributions are as follows:

Names of shareholders	Subscribed capital			Paid-in capital
	Amount of capital contribution (10000 yuan)	Form of capital contribution	Proportion of shares held by shareholder (%)	Amount of capital contribution (10,000 yuan)	Form of capital contribution	Proportion of contribution by shareholder (%)
Car King (China) Used Car Trading Co., Ltd.	1200	Currency	60	600	Currency	30
Tianjin Zhonghe Automobile Sales Service Co., Ltd.	800	Currency	40	400	Currency	20
The subscribed capital shall be paid in installments, and the outstanding payments shall be made by shareholders within two years from the date of the establishment of the company.

Chapter VI Organizations of the company and their formation, functions and rules of procedure
* Article 8 The shareholders' meeting shall comprise all of the shareholders. It shall be the authority of the company, and shall exercise its authorities according to Article 38 of the Company Law.
Article 9 The first shareholders' meeting shall be convened and presided over by the shareholder who has made the largest percentage of capital contributions.
* Article 10 The shareholders shall exercise their voting rights at the shareholders' meetings on the basis of their respective percentage of the capital contributions.
Article 11 The shareholders' meetings shall be classified into regular meetings and temporary meetings. Every shareholder shall be notified 15 days before a shareholders' meeting is held.
The regular meetings shall be held once every six months. Where a temporary meeting is proposed by the shareholders representing 1/10 of the voting rights or more, or by directors representing 1/3 of the voting rights or more, or by the board of supervisors, or by the supervisors of the company with no board of supervisors, a temporary meeting shall be held.
* Article 12 The shareholders' meeting shall make a resolution on the matters discussed, and a resolution shall be adopted by the shareholders representing 1/2 or more of the voting rights. A resolution made at a shareholders' meeting on amending the articles of association, increasing or reducing the registered capital, merger, split-up, dissolution or change of the company form shall be adopted by the shareholders representing 2/3 or more of the voting rights.
* Article 13
The board of directors established by the company shall comprise 3 members. The directors shall be elected at the shareholders' meeting. The terms of office of the directors shall be 3 years. The directors may, after the expiry of their term of office, hold a consecutive term upon re-election. The board of directors shall have one board chairman and one deputy chairman, who shall be elected by half or more of all the directors.
* Article 14 The board of directors shall exercise its authorities according to Article 47 of the Company Law.
* Article 15 No meeting of the board of directors may be held, unless more than 2/3 of the directors are present. When the board of directors makes a resolution, it shall be adopted by more than 2/3 of all the directors.
Article 16 The company shall have a manager, who shall be hired or dismissed by the board of directors. The manager shall be responsible for the board of directors / executive director and exercise his authorities according to Article 50 of the Company Law.
* Article 17 The company without board of supervisors shall have a supervisor. The terms of office of the supervisor shall be 3 years. The supervisor may, after the expiry of his/her term of office, hold a consecutive term upon re-election.
* Article 18 The supervisor shall exercise his/her authorities according to Article 54 of the Company Law.

Chapter VII Legal representative of the company
Article 21 The manager shall be the legal representative of the company and such appointment shall be made by the board of directors.

Chapter VIII Other matters deemed necessary by shareholders
Article 22 The term of business operation of the company shall be 50 years, starting to be calculated from the date of Business License issuance.

Chapter IX Supplementary Provisions
Article 23 The registered items of the company as verified and approved by the registration authority shall be final.
Article 24 The right to the interpretation of the articles of association shall be vested in the shareholders' meeting.
Article 25 The articles of association are jointly made by all capital contributors and shall take effect from the date of establishment of the company. The articles of association are made in 4 copies: each shareholder shall hold 1 copy, the company shall retain 1 copy and submit 1 copy to the company registration authority for record.
Signatures of all natural person shareholders and official stamps of all non-natural person shareholders:

November 1, 2013

Note:
1. The articles of association are designed in accordance with the general provisions of the Company Law and based on the general situation of the company, for reference.
2. The articles marked with * may be modified based on the actual situation of the company, but shall comply with the provisions of the Company Law.